Consent of GSM, Inc.

We Consent to incorporation by reference in the registration Statements (File Nos. 333-67360, 333-57986, 333-50456) on Form S-8 and the registration Statement (File no. 000-30219) on Form 10-SB of Chancellor Group, Inc. of the Reference to our reports listed below for Chancellor Group, Inc., which appears in the December 31, 2013 annual report on Form 10-K of Chancellor Group, Inc.

December 31, 2013, Evaluation of Oil & Gas Reserves- Gryphon Production Company, LLC.

December 31, 2012, Evaluation of Oil & Gas Reserves- Gryphon Production Company, LLC.

Respectfully,

Keith A. Selinger
Vice President,
Licensed Professional Engineer

GSM, Inc.
Texas Board of Professional Engineers
Registration No. F-001201

KAS/av